UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 17, 2006
SANDERSON FARMS, INC.
(Exact name of registrant as specified in its charter)

Mississippi	1-14977	64-0615843

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

127 Flynt Road
Laurel, Mississippi	39443

(Address of principal executive offices)	(Zip Code)
(601) 649-4030

(Registrant’s telephone number, including area code)
Not applicable.
(Former name or former address, if changed since last report)
     Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
     On August 17, 2006, the Production Division of the Registrant (the “Company”) entered into a Lease Agreement dated as of July 1, 2006 (the “Lease Agreement”) with the Adel Industrial Development Authority (the “Authority”) and a Bond Purchase Agreement (the “Bond Purchase Agreement”) dated as of July 1, 2006 with the Authority. The Bond Purchase Agreement relates to the purchase by the Company of an industrial development revenue bond issued by the Authority in the principal amount not to exceed $17,200,000, the proceeds of which will be used by the Authority to finance the cost of construction of the Company’s poultry complex in Cook County, Georgia. Prior to issuance of the bond, the Authority held title to the land on which the complex is to be built. In connection with the Company’s purchase of the bond, the Company transferred title to the complex to the Authority and will lease it, along with the land, back from the Authority under the Lease Agreement. The lease rental payments due from the Company will be equal to the debt service obligations of the Authority on the bond. Thus, the Company, as lessee, will provide the funds which enable the Authority to make the bond payments and, as the bond purchaser, will be the recipient of the bond payments made by the Authority. The Lease Agreement contains a bargain purchase option exercisable by the Company after all lease payments have been made. The purpose of the transaction is to effect an exemption from Georgia ad valorem property taxes which may only be obtained if title to the property is vested in the Authority.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
SANDERSON FARMS, INC.
(Registrant)

Date: August 22, 2006	By:	/s/ D. Michael Cockrell
D. Michael Cockrell
Treasurer and Chief Financial Officer